UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005
CADENCE DESIGN SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Delaware	1-10606	77-0148231
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2655 Seely Avenue, Building 5 San Jose, California	95134 (Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (408) 943-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     (a) Cadence Design Systems, Inc. (“Cadence”) has entered into an Executive Transition and Release Agreement (the “Transition Agreement”) with H. Raymond Bingham, former Executive Chairman of the Board of Cadence. The Transition Agreement became effective on August 1, 2005. The Transition Agreement requires Mr. Bingham to comply with non-solicitation and non-competition provisions in favor of Cadence and to release Cadence from all claims related to his employment. The Transition Agreement provides that the unvested options and outstanding stock awards held by Mr. Bingham that would have vested over the succeeding 30-month period vest and become exercisable in full upon the effective date of the Transition Agreement and that no additional vesting of those options or stock awards will occur thereafter. On or about March 17, 2006, Mr. Bingham will also receive 180% of his annual base salary at the highest rate in effect during his employment as Executive Chairman ($900,000), 180% of his annual target bonus at the highest target rate in effect during his employment as Executive chairman ($900,000), and a lump-sum payment of $100,000. Further, Cadence shall continue to provide health, disability and life insurance coverage for Mr. Bingham until July 31, 2006. Cadence’s Compensation Committee has also approved a bonus for Mr. Bingham of 40% of his annual target bonus under Cadence’s Senior Executive Bonus Plan, to be calculated using the Company Performance Multiplier achieved by Cadence for the first half of 2005 and an Individual Performance Multiplier of 1.0, for his services for the first six months of fiscal 2005.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

Exhibit	Description
10.1	Executive Transition and Release Agreement between Cadence Design Systems, Inc. and H. Raymond Bingham, effective August 1, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 4, 2005

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ R.L. Smith McKeithen
R.L. Smith McKeithen
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Executive Transition and Release Agreement between Cadence Design Systems, Inc. and H. Raymond Bingham, effective August 1, 2005.